Exhibit 1


                       AMENDMENT TO RIGHTS AGREEMENT

            Amendment, dated as of November 3, 1999 (the "Amendment"), between WARNER-LAMBERT, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, a New York corporation, as rights agent (the "Rights Agent").

            WHEREAS, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement, dated as of March 25, 1997 (the "Rights Agreement");

            WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement); and

            WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof.

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

            Section 1. Amendment to Definition of "Acquiring Person."
Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding the foregoing, neither American Home Products Corporation ("AHP") nor any of its Affiliates shall become an Acquiring Person as a result of the execution of the Agreement and Plan of Merger, dated as of November 3, 1999 by and among AHP, Wolverine Sub Corp., and the Company (as the same may be amended from time to time, the "Merger Agreement"), the execution of the Stock Option Agreement, dated as of November 3, 1999 by and among AHP and the Company (as the same may be amended from time to time, the "Stock Option Agreement") or consummation of the transactions contemplated thereby pursuant to the terms of the Merger Agreement and the Stock Option Agreement, as the case may be."

            Section 2. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is amended by deleting the word "or" immediately preceding clause (iii) and replacing such word with "," and by adding the following at the end of clause (iii): "or (iv) the Effective Time of the Merger. For purposes of clause (iv) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to
Section 1.3 of the Merger Agreement or at such later effective time as is specified in the Merger Certificate."

            Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

            Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.


                                     * * *


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.



Attest:                                  WARNER-LAMBERT COMPANY

By: /s/ Rae G. Paltiel                   By:  /s/ Ernest J. Larini
   -------------------------------           -------------------------------
   Name:  Rae G. Paltiel                     Name:  Ernest J. Larini
   Title: Secretary                          Title: Executive Vice President
                                                    and Chief Financial
                                                    Officer


Attest:                                  FIRST CHICAGO TRUST COMPANY OF
                                         NEW YORK, as Rights Agent

By: /s/ John Piskadlo                    By: /s/ Charles D. Keryc
   -------------------------------          ---------------------------------
   Name:  John Piskadlo                     Name:  Charles D. Keryc
   Title: Assistant Vice President          Title: Vice President